[LOGO]
K E N M A R

----------------------------
Allocation of
Assets to Advisors

              NOV 1    OCT 1
              1998     1998
              ----     ----
Dreiss         20%      22%
Hirst          22%      22%
Hyman Beck     24%      26%
Sunrise        22%      22%
Willowbridge   12%       8%
----------------------------


K E N M A R   G L O B A L   T R U S T
OCTOBER 1998 SUMMARY




November 16, 1998


Kenmar Global Trust (KGT) was down -2.09% for the month of October. As of October 31, 1998, the net asset value per unit was $115.90, up +15.78% year to date.

KGT's negative performance for October was not surprising in view of the last few months' outstanding performance. The year-to-date numbers speak for themselves.

The month of October ended down with gains being realized in the currencies, energies and metals while losses occurred in a number of areas including financials, global indices, grains and tropicals.

The trading activity for October slowed considerably as most of our traders reduced their positions (in some cases by over 50%). We continue to see longer-term trends that we believe will produce opportunities during the remainder of the year and are not surprised that some of the recent volatility has cooled down.

Please review the supplement which is enclosed regarding Y2K, European Monetary Union and a personnel change at Kenmar.

To the best of my knowledge and belief, the above information is accurate and complete.

Sincerely,




Robert L. Cruikshank
Executive Vice President
Kenmar Advisory Corp., as Managing Owner
Kenmar Global Trust


       Past performance is not necessarily indicative of future results.

                              KENMAR GLOBAL TRUST
                          UNAUDITED ACCOUNT STATEMENT
                     FOR THE MONTH ENDING OCTOBER 31, 1998


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                      $738,611.61
Change in Unrealized Gain/(Loss)                                  (895,882.82
Gain/(Loss) on Other Investments                                         0.00
Brokerage Commission                                              (183,288.96)
                                                                 ------------
Total Trading Income                                             ($340,560.17)

EXPENSES
Audit Fees                                                        $      0.00
Administrative and Legal Fees                                       11,108.43
Management Fees                                                          0.00
Incentive Fees                                                      72,549.52
Other Expenses                                                      58,190.32
                                                                 ------------
Total Expenses                                                    $141,848.27

INTEREST INCOME                                                   $ 64,438.46

NET INCOME (LOSS) FOR THE PERIOD                                 ($417,969.98)
                                                                 ------------


                 STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

                                                    Total Fund

Beginning of Month                                $19,996,182.99
Addition                                            2,351,500.00
Withdrawal                                           (143,179.52)
Net Income/(Loss)                                    (417,969.98)
                                                  --------------
Month End                                         $21,786,533.49

Month End NAV Per Unit                                   $115.90

Monthly Rate or Return                                      2.09%
Year to Date Rate of Return                                15.78%


         To the best of our knowledge and belief, the information above is accurate and complete.
Kenneth A. Shewer, Chairman                          Marc S. Goodman, President
                    KENMAR ADVISORY CORP., Managing Owner of
                              Kenmar Global Trust